Exhibit (r)(3)

CODE OF ETHICS

Breakwater Group Distribution Services, L.L.C.

Adopted December, 2009
Amended August, 2016

Section I Statement of General Principles

This Code of Ethics (the "Code") has been adopted by Breakwater Group Distribution Services, L.L.C. ("Breakwater" or the "Firm") in accordance with the regulatory requirements of Sections 204A and 206 of the Investment Advisers Act of 1940, as amended (the "Advisers Act") and Rule 204A-1 thereunder and Section 17(j) of the Investment Company Act of 1940, as amended (the "1940 Act") and Rule 17j-1 thereunder. The purpose of the Code is to set forth and reinforce the fiduciary principals that govern the conduct of the Firm and its personnel.

As it relates to Rule 17j-1 of the 1940 Act, the purpose of the Code is to establish standards and procedures that are reasonably designed for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Firm may abuse their fiduciary duties to the Firm or any of the funds or other accounts managed by the Firm and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed. As it relates to Section 204A of the Advisers Act, the purpose of the Code is to establish procedures that are reasonably designed to prevent the misuse of material non-public information in violation of the federal securities laws by persons associated with the Firm.

Every employee (including directors, officers and partners or other persons occupying a similar status or performing similar functions, collectively referred to herein as "Employees") of the Firm must read and retain this Code, and should recognize that he or she is subject to its provisions.

The Code is based on the principle that Employees, who in the course of their duties make, participate in or obtain information regarding, investment recommendations made to, or investment transactions conducted for, any Client Account (as defined below), owe a fiduciary duty to the Client Account and the Firm to conduct personal securities transactions in a manner that does not interfere with Client Account transactions or otherwise take unfair advantage of his or her position. All Employees shall place the interests of each Client Account before their own personal interests. Technical compliance with the Code will not automatically insulate any Employee from scrutiny of transactions that show a pattern of compromise or abuse of the individual's fiduciary duties to any account. Accordingly, all Employees must seek to avoid any actual or potential conflicts between their personal interests and the interests of each account.

Section II Definitions

"Annual Certification" means an Annual Certification of Compliance with the Code, in the form attached as Exhibit D.

"Beneficial Ownership" has the meaning set forth in paragraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and for purposes of this Code should be deemed to include, but not be limited to, any interest by which an Employee or any person in control of a Proprietary Account (as defined below) can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security (as defined below), including for this purpose any such interest that arises as a result of: a general partnership interest in a general or limited partnership; an interest in a trust; a right to dividends that is separated or separable from the underlying Security; a right to acquire equity Securities through the exercise or conversion of any derivative Security (whether or not presently exercisable).

"Chief Compliance Officer" means the person(s) designated by Breakwater to serve as the senior compliance officer.

"Client Account" means any account managed by the Firm, including, but not limited to, Investment Funds, wrap accounts and separately managed accounts.

"Contribution" means a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office.

"Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, and includes the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company. Control shall be presumed to exist where a person owns beneficially, either directly or through one or more companies, more than 25% of the voting Securities of a company.

"Covered Associate" means (1) the Firm's manager and any executive officer or other individual with a similar status or function, (2) any Employee who solicits a Government Entity for the Firm, (3) any person who supervises, directly or indirectly, any such Employee or (4) any political action committee controlled by the Firm or by any of its Covered Associates. The Chief Compliance Officer has authority to decide which Employees will be deemed Covered Associates.

"Family Members" of an Employee, means his or her spouse (other than a legally separated or divorced spouse of the Employee), minor children and any relative or other person living with him or her (regardless of family relationship or marital status) and any other person to whom he or she contributes support.

"Government Entity" means any state or local government, any of its agencies or instrumentalities, or any public pension plan or other collective government fund, including any participant-directed plan such as a 403(b), 457 or 529 plan.

"Initial Certification" means an Initial Certification of Compliance with the Code, in the form attached as Exhibit C.

"Investment Fund" means any U.S. or non-U.S. investment fund, including registered and unregistered investment funds, or pool of which the Firm or one of its affiliates serves as investment adviser, general partner or both (including any such investment fund or pool in which the only investors are the Firm, any affiliate of the Firm or any Employee), but excluding clients that the Firm does not control, such as investment funds for which the Firm is a sub-adviser.

"Non-Discretionary Account" means a securities investment or trading account held in the name of an Employee or one or more of his or her Family Members, or of which that Employee or one or more of his or her Family Members has Beneficial Ownership, for which such Employee or such Family Member has submitted to the Chief Compliance Officer a fully executed Certificate of Non-Discretionary Account Status in a form similar to the form attached as Exhibit E. For purposes of this Code, "Non-Discretionary Account" includes automatic investment plans or other programs in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan, and accounts over which the Employee has no direct or indirect influence or control (e.g., a blind trust or trust managed by a third party).

"Official" means any person (including any election committee for the person) who was, at the time of the Contribution, incumbent, candidate or successful candidate for elective office of a Government Entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Firm or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Firm.

"Proprietary Account" means (1) a securities investment or trading account held in the name of an Employee or any of his or her Family Members, or of which the Employee or any of his or her Family Members has direct or indirect Beneficial Ownership, or (2) a proprietary investment or trading account maintained for the Firm or its Employees (excluding an Investment Fund). The term "Proprietary Account" does not include a Non-Discretionary Account. For the avoidance of doubt, a Proprietary Account also includes any account maintained by or for any partnership, corporation or other entity in which the Employee has a 25% or greater beneficial interest, or in which the Employee exercises effective control.

"Regulated Person" means certain broker-dealers and registered investment advisers that are subject to prohibitions against participating in pay-to-play practices and are subject to the Securities and Exchange Commission's ("SEC") oversight and, in the case of broker-dealers, the oversight of a registered national securities association, such as the Financial Industry Regulatory Authority.

"Reportable Security" means a Security (as defined below), except that it does not include:

(i)	Direct obligations of the Government of the United States and other Sovereign Debt;

(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds other than: (a) exchange-traded funds; (b) registered funds managed by the Firm; or (c) registered funds whose adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm (each a "reportable fund"); and

(v)	Shares issued by unit investment trusts, other than exchange-traded funds, that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

"Security" shall have the meaning set forth in Section 202(a)(18) of the Advisers Act (15 U.S.C. 80b-2(a)(18)) and should be deemed to include any and all stock, debt obligations, and similar instruments of whatever kind, including any right or warrant to purchase a security, or option to acquire or sell a security, a group or index of securities or a foreign currency. References to a Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Security) shall be deemed to refer to and to include any warrant for, option in, or Security immediately convertible into that Security, and shall also include any financial instrument which has an investment return or value that is based, in whole or part, on that Security (collectively, "Derivatives"). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Security shall also be applicable to the purchase or sale of a Derivative relating to that Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Security relating to that Derivative.

A Security is "being considered for purchase or sale" when a recommendation to purchase or sell that Security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Section III Applicability, Objective and General Prohibitions

This Code applies to all of the Firm's Employees.1 Accordingly, all Employees are expected to conduct their personal activities in accordance with the standards set forth in this Code. Therefore, an Employee may not engage in any personal investment transaction under circumstances where the Employee benefits from or interferes with the purchase or sale of investments by an Client Account. In addition, Employees may not use information concerning the investments or investment intentions of any Client Account, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of any Client Account. Disclosure by an Employee of such information to any person outside of the course of the responsibilities of the Employee to the Firm will be deemed a violation of this prohibition. All Employees must also comply with applicable federal securities laws and with the policies regarding the misuse of material, non-public information, which are set forth in Section V.

Employees may not engage in conduct that is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of Securities by the Firm. In this regard, Employees should recognize that Rule 17j-1 under the 1940 Act and Section 206 under the Advisers Act make it unlawful for any affiliated person or principal underwriter of a fund, or any affiliated person of such a person, or any adviser directly or indirectly, in connection with the purchase or sale of a Security held or to be acquired by a Client Account to:

(i)	employ any device, scheme or artifice to defraud a Client Account;

(ii)	make any untrue statement of a material fact with respect to a Client Account or omit to state to the Firm a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
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[1]

Rule 204A-1 of the Advisers Act requires all “Access Persons” of a registered investment adviser to report, and the investment adviser to review, personal securities transactions and holdings periodically. The Advisers Act defines “Access Person” to mean any supervised person of any investment adviser who: (1) has nonpublic information regarding any advisory clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund or account, or (2) makes securities recommendations to advisory clients, or who has access to such recommendations that are nonpublic. Further, the Advisers Act defines “Supervised Person” to mean any partner, director, manager and officer (or other person occupying a similar status or performing similar functions) or employee of the investment adviser, or any other person who provides investment advice on behalf of the investment adviser and is subject to the firm’s supervision and control. As applied to the Firm, and for purposes of this Code, the Firm’s “Supervised Persons” consist of all of the Firm’s Employees and all of the Firm’s Employees are “Access Persons”; provided, however, that the Chief Compliance Officer may determine that a particular employee or officer of Breakwater is not an "Access Person" of ACAP Strategic Fund and, thus, need not be covered by the Code. Notwithstanding the foregoing, the Chief Compliance Officer may, in his or her sole discretion, determine that any other person who provides services to the Firm but is not an employee, officer, member or manager of the Firm, may be deemed to be an "Access Person" of the Fund and thus, subject to this Code (including, for example, the Firm's independent service providers, such as information technology personnel or other frequent service providers with access to the Firm's trading and client information. The Chief Compliance Officer shall be responsible for notifying such individuals of their responsibilities, including reporting obligations, under this Code.

(iii)	engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a Client Account; or

(iv)	engage in any manipulative practice with respect to the Firm.

Section IV Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933, as amended, the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to the Client Accounts and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Section V Prohibition Against Insider Trading

(A) Introduction

This Section V of the Code is intended to satisfy the requirements of Section 204A of the Advisers Act, which is applicable to the Firm and requires that the Firm establish and enforce procedures designed to prevent the misuse of material, non-public information by its members, officers, directors and employees.

The Firm is in the business of obtaining and analyzing information about companies and their securities to give the Firm the basis for profitably trading and recommending investments in securities. Generally, such investigation and analysis helps investors to make informed investment decisions, which is one of the goals of the federal securities laws. It is illegal, however, to trade or recommend trades in a security while using or even, in some cases, while merely possessing, material, nonpublic information about that security or its issuer. Trading Securities while in possession of material, non-public information, or improperly communicating that information to others, may expose an Employee to severe penalties. Criminal sanctions may include a fine of up to $5 million and/or 20 years imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall, and an order permanently barring an Employee from the securities industry. Moreover, persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market. In addition, any violation of this Section V can be expected to result in serious sanctions by the Firm, which may include dismissal of any Employees involved.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Firm's reputation and an individual's career. It is essential to avoid even the appearance of impropriety.

(B) Policy on Insider Trading

It is the Firm's policy to conduct its business in full compliance with the law, and to ensure that its Employees do so. No Employee may trade a Security, either personally or on behalf of any other person or account (including Client Accounts), while in possession of material, non-public information concerning that Security or the issuer thereof, nor may any Employee communicate material, non-public information to others in violation of the law. Furthermore, the Firm forbids any of its Employees from knowingly assisting someone engaged in these activities. This policy extends to Employees' activities within and outside their duties with the Firm.

(C) Key Terms and Concepts

(1) Material Information

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes: (i) information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of a company's securities, or (ii) information that could cause insiders to change their trading patterns. Information that Employees should consider material includes, without limitation, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, significant management changes and significant new products, services or contracts.

Material information can also relate to events or circumstances affecting the market for a company's securities. Information about a significant order to purchase or sell securities or the portfolio holdings of a fund may, in some contexts, be material. Pre-publication information regarding reports to be published in the financial press may also be material. For example, in 1987, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter from The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

No simple test exists to determine when information is material; assessments of materiality involve a highly fact specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

(2) Non-Public Information

Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, or appears in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, The Wall Street Journal or other newspapers of general circulation in New York City, or, if the subject company's operations or stockholders are geographically localized, in local news media, or the electronic media, and after sufficient time has passed so that the information has been disseminated widely. In addition, if information is being disseminated to traders generally by brokers or institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider. Information that has been selectively disclosed to a few analysts or investors is not public. Until information has been effectively communicated to the market place, it is considered to be "non-public."

(3) "Insiders"

"Insiders" of a company are generally its officers, directors, employees and controlling shareholders. In addition, persons outside a company who gain inside information in the course of dealings with that company may be considered "temporary insiders" of the company and thus be bound by the same legal restrictions as traditional insiders. For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws. Under this analysis, the Firm and its Employees can become temporary insiders of a company if the Firm advises or performs other services for the company. If you receive material, nonpublic information regarding a company that comes directly or indirectly from any insider (temporary or traditional), do not trade in that company's securities in your Proprietary Accounts or for any Client Accounts and do not discuss the information with any other person without first consulting the Chief Compliance Officer.

(4) "Tipping"

"Tipping" is disclosing material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information. Those who disclose the information are called "tippers"; those who receive the information are called "tippees." If you trade on the basis of tipped information, you may incur criminal and civil liability, even if you receive the information second- or third-hand, or more remotely, if the other requirements for finding liability are present. The same legal standards apply to remote tippees. In addition, if you tip information to others, you may be liable for any profits gained or losses avoided by a tippee, even if you did not trade. If someone tips information to you, do not disclose the information to anyone except as required by this Code. You and the Firm may be liable if anyone trades on material, nonpublic information received from or through you.

(D) Applicable Procedures

An Employee, before executing any trade for himself or herself or a Client Account, must determine whether he or she has material, non-public information. To make this determination, ask yourself the following questions:

(i)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? Is this information which could cause insiders to change their trading habits?

(ii)	Is the information nonpublic? To whom has this information been provided? Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation, or by appearing on the wire services?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have a question as to whether the information is material and nonpublic, you should take the following steps:

*

Report the information and proposed trade immediately to the Chief Compliance Officer, so that appropriate security procedures can be implemented Firm-wide (including putting the security about which the material, non-public information relates on a restricted list).

*

Do not purchase or sell the Securities on behalf of anyone, including trading on behalf of the Firm, Client Accounts and Proprietary Accounts. In addition, after you receive the information, there should be no trades in Securities of the company in question in the accounts of your Family Members or other relatives, business associates, or friends.

*

Immediately cease recommending any transaction in any of the Securities of the company in question to anyone, including Client Accounts, other Employees, Family Members and other relatives, business associates and friends. This includes making any comment about the company that could in any way be interpreted as a recommendation.

*

Do not communicate the information to any person, other than to the Chief Compliance Officer. Do not refer to the information in hallways, elevators, stairways, restaurants, taxis or any other place where you may be overheard.

After the Chief Compliance Officer has reviewed the issue, the Firm will determine whether the information is material and non-public and, if so, what action such Firm and the Employee should take.

Employees must consult with the Chief Compliance Officer before taking any action. This degree of caution will protect Employees, Client Accounts and the Firm.

(E) Certain Relationships and Activities

(1) Contacts with Public Companies

Contacts with public companies will sometimes be a part of the Adviser's research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Employee becomes aware of material, non-public information. This could happen, for example, if a company's chief financial officer prematurely discloses quarterly results, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. All Employees should contact the Chief Compliance Officer immediately if they believe that they may have received material, non-public information.

(2) Client Relationships

It is possible that an investor in a Client Account may be employed by, or associated with, a publicly traded company (including, for instance, service as a director, officer, employee or consultant of such company). Additionally, investors may have affiliations within the hedge fund, investment management or securities industries. Employees must be extremely careful not to trade or communicate material nonpublic information which might be conveyed by these types of investors or persons occupying similar positions. You should be particularly careful about situations where the investor is another investment professional and a person with whom you discuss investment-related matters. To protect yourself, our clients and the Firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information. The Firm may, in the discretion of the Chief Compliance Officer, impose "blackout" periods or other trading procedures with respect to the Securities of companies for which an investor in a Client Account serves as a director, officer, employee or consultant.

(3) Private Investments in Public Equity

Employees may be approached by third parties (including brokers) soliciting the purchase for clients of securities being offered in private placements by publicly traded companies (commonly referred to as "PIPEs" transactions). Such offerings generally are not known by the public and, upon disclosure to the public, could have a significant effect on the price of a company's stock. If any Employee becomes aware of such a transaction or proposal (regardless of whether the issuer or soliciting party requires a non-disclosure agreement), the information must be reported to the Chief Compliance Officer.

(4) Arbitrage Activities

Arbitrage activities must be conducted with particular care. Absent authorization or clearance from the Chief Compliance Officer or his designee, initial arbitrage positions (for both client and personal trading purposes) should only be taken after a significant corporate event is announced or information affecting the securities markets generally or a specific industry segment thereof is disclosed. Arbitrage personnel should limit contacts with bankers, lawyers and other advisers of parties involved in various transactions.

(5) Tender Offers

Tender offers represent a particular concern under the laws governing insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's Securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and "tipping" while in possession of material, non-public information regarding a tender offer received from the tender offer, or, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of non-public information relating to a tender offer.

(6) Employee or Family Member Serving as Director, Officer or Consultant

From time to time, an Employee may serve as a director of a company in which the Firm has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of Client Accounts or for other similar purposes. In addition, from time to time, Family Members of Employees may serve as directors, officers or consultants for companies in which the Firm has a securities position. During these periods, the Firm may take additional precautions to prevent inadvertent violations of this Code and to avoid the appearance of impropriety. (See Section IX. (B) "Outside Business Activities, Relationships and Directorships of Employees and their Family Members and Related Trading Restrictions" below for additional procedures.)

(F) Supervisory Procedures

The Firm's supervisory procedures have two objectives: preventing and detecting insider trading.

(1) Preventing Insider Trading

To prevent insider trading, the Firm is taking steps, such as adopting and implementing this Code, to familiarize Employees with the nature of insider trading and with the Firm's policies and procedures relating to insider trading. The Firm also reviews this Code on a regular basis and updates it as necessary. The Firm has designated the Chief Compliance Officer as the person responsible for answering questions about material, nonpublic information and insider trading and tipping. The Firm will help Employees to determine whether information is material and nonpublic.

If the Firm determines that an Employee has material, nonpublic information, the Firm will take the measures described above to prevent dissemination of such information and restrict trading in the securities to which the information relates and access to the information. Finally, the Firm will advise Employees when and if it is permissible to trade in such securities. Generally, a reasonable period must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

(2) Detecting Insider Trading

To detect insider trading, the Firm has adopted the policies and procedures relating to personal securities transactions by the Firm's Employees and Family Members set forth herein. Employees should direct any questions about these policies and procedures or how they apply in particular situations to the Chief Compliance Officer.

Section VI Prohibited Transactions

(A) An Employee may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security, and may not sell or otherwise dispose of any Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (i) the Firm has purchased or sold the Security within the last seven (7) calendar days, or is considering purchasing or selling or is going to purchase or sell the Security in the next seven (7) calendar days; or (ii) any person, on behalf of the Firm, has within the last seven (7) calendar days considered purchasing or selling the Security for any Client Account, or is considering purchasing or selling the Security in the next seven (7) calendar days, unless the Employee:

(1)	obtains pre-clearance of such transaction pursuant to Section VII; and

(2)	provides the Chief Compliance Officer with the reports and other information described in Section VIII.

(B) While pre-clearance is still required, the prohibitions against trading in Securities seven (7) days before or after a Client Account may do so do not apply to transactions in a Security (which shall for the purpose of this exemption be deemed to include a series of related transactions in a Security) involving 500 shares or less of the stock of an issuer that has a market capitalization (i.e., outstanding shares multiplied by the current price per share) of $1 billion or more; provided that the general prohibitions of this Code shall be applicable to these transactions and that no orders for a Client Account are being executed or contemplated on the trading day that pre-clearance is requested.

Section VII Government Contributions ("Pay-to-Play")

(A) Policy Statement on Contributions

The Firm complies with Advisers Act Rule 206(4)-5 (the "SEC Rule") regarding "pay-to-play" practices by investment advisers. The rule generally prohibits the Firm from providing investment advisory services for compensation to a Government Entity (whether as an Investor or as a separate account) for two years after the Firm or its Covered Associates make a Contribution on or after March 14, 2011 to an Official (which generally means a governmental official who (1) is directly or indirectly responsible for, or can influence the outcome of, the engagement of the Firm to provide investment advice or (2) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the engagement of the Firm to provide investment advice). The rule has exceptions (all described further below) for (i) Contributions by new Covered Associates who do not solicit clients, (ii) de minimis contributions and (iii) under limited circumstances, certain returned Contributions. To ensure compliance with the rule, no Employee may make any Contribution without the Chief Compliance Officer's prior approval.

An Employee may make a contribution to a political action committee (a "PAC") without seeking pre-clearance so long as such contribution is not intended to do indirectly what the "pay-to-play" rules prohibit be done directly. For example, any such contribution to a PAC may not be earmarked for a particular Official or known to be provided for the benefit of a particular Official. Employees must use good judgment in connection with all such contributions and should consult with the Chief Compliance Officer if there is any actual or apparent question about the propriety of a potential Contribution.

(B) Policy Regarding Contributions

(1)	Contributions Disclosure and Request. Prior to becoming an Employee or on receiving this Policy, the prospective Employee or Employee must disclose to the Chief Compliance Officer all of his or her Contributions in the previous two years unless the Chief Compliance Officer determines that such person will not solicit clients (in which case the person must disclose to the Chief Compliance Officer all of his or her Contributions in the previous six months. The form of Contributions Disclosure is attached as Exhibit G. Each new Employee must complete Exhibit G.

(2)	Contribution Approvals. Each Employee must use a Contributions Request (attached as Exhibit H) to advise the Chief Compliance Officer and receive the Chief Compliance Officer's prior written approval before making any Contribution. The Chief Compliance Officer must obtain the prior written approval of the Chief Compliance Officer's substitute before making any Contributions. The Chief Compliance Officer or the Chief Compliance Officer's substitute will notify the Employee of approval or denial of clearance to make a Contribution. So long as the Employee notifies the Firm through a Contributions Request, an Employee may be given permission for Contributions per individual totaling up to $350 per election to an Official for whom the individual is entitled to vote, and up to $150 per election to an Official for whom the individual is not entitled to vote.

Quarterly, each Employee's Certificate of Compliance (attached as Exhibit D) must certify to the Firm that such Employee has complied with this Policy and give the Firm a report disclosing all Contributions made during that quarter or confirm that the Employee has requested and received all required approvals for each Contribution.

(3)	Review of Contributions. The Firm will review all Contributions that it and its Employees make to monitor compliance with this Section VII. The Firm reserves the right to require an Employee to cancel and request a reimbursement of, at the Employee's expense, any Contribution if the Firm believes such Contribution might violate this Section VII or appears improper (see "Return of Contributions" below). Except as required to enforce this Section VII or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

(4)	Return of Contributions. The Chief Compliance Officer may require an Employee to cancel or request the reimbursement of, at the Employee's expense, any Contribution under the circumstances described above. Under limited circumstances, the Firm will not be subject to the "pay-to-play" rule's restrictions due to a particular Contribution if the Firm discovers that Contribution within four months, such Contribution does not exceed $350 and the contributor obtains a return of that Contribution within 60 days of the Firm's discovery of that Contribution. The Firm may only rely on this exception twice in any calendar year and only once for any Employee (regardless of time period).

(C) Restrictions on Using Third Parties to Solicit Government Entities

The Firm and its Covered Associates may not pay, or agree to pay, a third party (such as a solicitor or placement agent) to solicit any Government Entity on the Firm's behalf unless that third party is a Regulated Person.

(D) Restrictions on Coordinating or Soliciting Contributions

The Firm and its Covered Associates may not coordinate, or solicit any person or political action committee to make, any (a) Contribution to an Official of a Government Entity to which the Firm is providing (or seeking to provide) advisory services or (b) any payment to a political party of a state or locality where the Firm is providing or seeking to provide advisory services to a Government Entity.

Section VIII Employee Personal Trading Procedures

(A) Client Priority

In addition to other applicable requirements relating to Employees' personal trading set forth herein, Employees must conduct their personal trading in a manner that does not conflict with the interests of any Client Account. Although it is not possible to list all potential conflicts of interest, each of the following acts always is prohibited:

(1)	Knowingly purchasing or selling securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

(2)	Using knowledge of securities transactions by a Client Account to profit personally, directly or indirectly, by the market effect of such transactions; and

(3)	Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client Account, except to the extent necessary to effect such transactions or with the approval of the Chief Compliance Officer.

(B) Transactions Subject to Pre-Clearance

All transactions in Proprietary Accounts, including an Employee's participation in initial public offerings ("IPOs") and limited offerings, are subject to pre-clearance.

(C) Obtaining Pre-Clearance

Pre-clearance of a personal transaction in a Security may be obtained only from the Chief Compliance Officer or a person who has been designated by the Chief Compliance Officer to pre-clear transactions. The Chief Compliance Officer and these designated persons are each referred to as a "Clearing Officer." A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such clearance from another Clearing Officer.

(D) Time of Clearance

(1)	An Employee may pre-clear a trade only where such person has a present intention to effect a transaction in the Security for which pre-clearance is sought. An Employee cannot obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Security at some future time depending upon market developments. Consistent with the foregoing, Employees may not simultaneously request pre-clearance to buy and sell the same Security.

(2)	Pre-clearance of a trade shall be valid and in effect only for the business day pre-clearance is given; provided, however, that the Employee may not buy or sell a Security for any Proprietary Account until the business day after orders for the Client Accounts in that Security have been filled and any buying or selling program by the Client Accounts in that Security has ceased; provided further, however, that pre-clearance for a proposed transaction expires automatically upon the Employee's receipt of facts or circumstances that would have prevented a proposed trade from being pre-cleared had such facts or circumstances been known by a Clearing Officer at the time the proposed transaction was approved. Accordingly, if an Employee becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the Employee shall be required to so advise a Clearing Officer and obtain a new pre-clearance before proceeding with such transaction

If a pre-cleared trade is not made on the required day, the Employee must request approval again. If approval is granted to participation in a private placement, the Employee must fully subscribe for the offering within two weeks of the date of approval.

(E) Form

Pre-clearance must be obtained in writing by completing and signing the form provided for that purpose, which form shall set forth the details of the proposed transaction, and by obtaining the signature of a Clearing Officer. The form to be used in seeking pre-clearance is attached as Exhibit A.

(F) Filing

Copies of all completed pre-clearance forms, with the required signatures, shall be retained by the Clearing Officer.

(G) Factors Considered in Pre-Clearance of Personal Transactions

A Clearing Officer may refuse to grant pre-clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors and any other factors he or she deems appropriate in determining whether or not to pre-clear a proposed transaction:

(1)	Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security;

(2)	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of a Client Account;

(3)	Whether the chance of a conflict of interest is remote; and

(4)	Whether the transaction is likely to affect any Client Account adversely.

(H) Pre-Clearance Exceptions

In recognition of the involuntary nature of certain transactions, certain transactions are excepted from the pre-clearance requirements; however, the restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from pre-clearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements:

(1)	Purchases or sales that are non-volitional on the part of the Employee, such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

(2)	Purchases or sales pursuant to a Non-Discretionary Account; provided, however, that the establishment of the Non-Discretionary Account be reported to, and approved by, a Clearing Officer (through the submission of a Certificate of Non-Discretionary Account Status in a form similar to the form attached as Exhibit E), and provided further than transactions in IPOs and limited offerings pursuant to a Non-Discretionary Account remain subject to the pre-clearance procedures; and

(3)	Transactions in securities that are not Reportable Securities.

(I) Oversight of Personal Trading Information

Separate and apart from the reports and certifications of Employees required under Section VIII below, the Chief Compliance Officer may, in his or her sole discretion, request any confirmations, statements or other information he or she believes necessary to verify compliance with this Code. The Firm reserves the right to require an Employee to reverse, cancel or freeze, at the Employee's expense, any transaction or position in a Security if the Firm believes such transaction or position might violate this Code or appears improper. Except as required to enforce this Code or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

(J) Principal Transactions

Neither the Firm not an Employee may engage in principal transactions between a Proprietary Account and a Client Account.

Section IX Reports by Employees

It is the responsibility of each Employee to take the initiative to comply with the requirements of this Section VIII. Any effort by the Firm to facilitate the reporting process does not change or alter that responsibility. The Chief Compliance Officer, in his or her sole discretion, may determine the manner in which all such reports shall be submitted (whether electronically through a third party service provider or otherwise).

(A) Initial Certifications and Holdings Reports

Within ten days of becoming an Employee or receiving this Code, Employees are required to complete and submit to the Chief Compliance Officer an Initial Certification in the form attached as Exhibit C and a Holdings Report in the form attached as Exhibit F.

The Holding Report includes a list of all Proprietary Accounts along with a listing of any Reportable Securities in which the Employee or any of the Employee's Family Members has Beneficial Ownership whether or not in a Proprietary Account. No such report is necessary with respect to Reportable Securities in Non-Discretionary Accounts. The Holdings Report must contain the following information (which must be current as of a date not more than 45 days before the person became an Employee):

(1)	the title and type of Security, the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each Security in which the Employee had any direct or indirect Beneficial Ownership when the person became an Employee;

(2)	the name of any broker, dealer or bank with which the Employee maintained an account in which any Securities were held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and

(3)	the date the Report is submitted.

Any new positions in Proprietary Accounts must be effected through and held in a brokerage account with a broker that has been pre-approved by the Chief Compliance Officer or other appropriate signatory of the Firm, as determined by the Chief Compliance Officer. Further, Employees must make arrangements so that duplicate confirmations and statements relating to all Proprietary Accounts are sent to the Chief Compliance Officer, unless an exemption from this requirement is granted in writing by the Chief Compliance Officer.

Timely submission of the Initial Certification and Holdings Report, along with a copy of the most recent monthly or periodic statement for each Proprietary Account and copies of all confirmations of transactions effected after the date of such statement, shall satisfy the requirements of this Section VIII, provided that all information set forth in (1) and (2) above is contained the statements and confirmations. [Note: This includes statements and confirms of persons other than the Employee if the Employee has Beneficial Ownership of Securities held in the account.]

(B) Quarterly Transaction Reports

(1)	Within 30 days after the end of each calendar quarter, each Employee shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter by which he or she acquired or disposed of Beneficial Ownership (including transactions of the Employee's Family Members) of any Reportable Security (other than transactions in Non-Discretionary Accounts).

Such report is hereinafter called a "Quarterly Transaction Report."

(2)	A Quarterly Transaction Report shall be on the form attached as Exhibit B and must contain the following information with respect to each Reportable Security:

	(a)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

	(b)	Title and exchange ticker number or CUSIP number, the interest rate and maturity (if applicable), the number of shares or principal amount of each Security and the price at which the transaction was effected;

	(c)	Name of the broker, dealer or bank with or through whom the transaction was effected; and

	(d)	The date the report is submitted.

(3)	An Employee shall not be required to file a Quarterly Transaction Report for a calendar quarter if the Chief Compliance Officer is being furnished with confirmations and statements for all Proprietary Accounts of such Employee, provided that the Employee has no transactions in Reportable Securities, other than those reflected in the confirmations and statements for such accounts. [Note: This includes statements and confirms of persons other than the Employee if the Employee has Beneficial Ownership of Securities held in the account.]

(4)	Each Employee must notify the Chief Compliance Officer promptly of any new account opened during a quarter containing Securities in which the Employee has Beneficial Ownership. The Employee must provide: (i) the name of the broker, dealer or bank with whom the Employee established the account; (ii) the date the account was established, and (iii) the date the report is submitted.

(C) Annual Certifications and Annual Holdings Reports

Annually, each Employee is required to complete and submit to the Chief Compliance Officer an Annual Certification in the form attached as Exhibit D and a Holdings Report in the form attached as Exhibit F. The Holdings Report includes a list of all Proprietary Accounts, along with a listing of any Securities in which the Employee has Beneficial Ownership that are not held in a Proprietary Account. The Holdings Report must include the information (which must be current as of a date no more than 45 days before the Report is submitted) set forth in Section VIII(A)(1) and (2). The Annual Certification and Holdings Report must be submitted no later than 10 days after the end of each calendar year.

(D) Trade Confirmations and Brokerage Statements for Proprietary Accounts

(1)	Each Employee must arrange for duplicate copies of all trade confirmations and brokerage statements related to each of his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the Proprietary Account is maintained to the Firm, to the attention of the Chief Compliance Officer, or such other method of compliance that the Chief Compliance Officer may, in his or her discretion, determine and communicate to Employees. Duplicate copies are not required with respect to Proprietary Accounts that hold only Securities that are not "Reportable Securities" as defined herein.

(2)	For each trade by an Employee for which a confirmation is not available or that is not carried out through a brokerage account, such as a private securities transaction, the Employee is responsible for promptly providing the Chief Compliance Officer with a written statement of the date, security, nature of the transaction, price, parties and brokers involved in such trade. In that connection, Employees must be mindful of the pre-clearance requirements pertaining to limited offerings set forth in Section VII, "Employee Personal Trading Procedures," herein.

(E) Reporting Exemptions

(1)	An Employee need not submit reports (initial, quarterly or annual) with respect to Securities held in accounts over which the Employee has no direct or indirect influence or control (e.g., a blind trust), including Non-Discretionary Accounts. Each Employee who wants to designate an account as a Non-Discretionary Account must submit to the Chief Compliance Officer a Certificate of Non-Discretionary Account Status in the form attached as Exhibit E. Until the Chief Compliance Officer receives a fully executed Certificate, the account will be considered a Proprietary Account.

(2)	An Employee need not submit quarterly transaction reports with respect to purchases made by reinvesting cash dividends pursuant to a DRIP.

Section X Additional Employee Conduct Policies and Procedures

(A) Confidentiality of Client Account Transactions and Firm Activities

Until disclosed in a public report to investors of a Client Account or in a report filed with the SEC in the normal course, all information concerning the Securities held or being considered for purchase or sale by any Client Account and all other information relating to the Firm's activities, including, but not limited to, investment analyses and investment recommendations is proprietary to the Firm and must be kept confidential, except as necessary for an Employee to perform his or her duties for the Firm. Such information should be treated as material, nonpublic information; that is, Employees must not trade on it for Proprietary Accounts and, without the prior approval of the Chief Compliance Officer, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of the Firm's business. Discussing the Firm's investment positions or sharing material nonpublic information with an Employee's personal fund manager, asset manager, wealth advisor or any other investment professional is strictly prohibited.

(B) Outside Business Activities, Relationships and Directorships of Employees and their Family Members and Related Trading Restrictions

(1)	Employees may not: (i) engage in any outside business activities or maintain a business relationship with any person or company that may give rise to conflicts of interest or jeopardize the integrity or reputation of a Client Account or the Firm; or (ii) engage in outside business activities or maintain relationships with any person or company that may be inconsistent with the interests of a Client Account or the Firm.

(2)	To avoid conflicts of interest, Employees are prohibited from engaging in any securities or investment activities outside the scope of the Employee's activities on behalf of the Firm (whether for the Employee or for any other person), including managing a non-client investment account, without prior approval of the Chief Compliance Officer and implementation of arrangements to allow trading to be monitored in those accounts and procedures to ensure that trading for the accounts does not have the potential to impact adversely client accounts managed by the Firm.

(3)	All outside activities of an Employee that include a material time commitment, provide for compensation to the Employee or involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must in either case, be approved in advance by the Chief Compliance Officer or his or her designee. The Chief Compliance Officer may require full details about the outside activity, including the number of hours involved and the compensation that the Employee will receive.

(4)	Employees are required to obtain the prior written approval of the Chief Compliance Officer or his or her designee before accepting any directorship or appointment as an officer of, or engagement as consultant to, any business, charitable organization or non-profit organization. In addition, an Employee must inform the Chief Compliance Officer immediately if any of the Employee's Family Members serves or is about to serve as a director, officer or consultant of a company that issues Securities.

When an Employee or a Family Member of an Employee serves as a director, officer or consultant of a company that issues Securities (assuming, in the case of the Employee that the Chief Compliance Officer has provided written approval of such service), the following procedures apply:

(i) No Employee or Family Member of that Employee may trade in the Securities of the subject company for Client Accounts or for his or her Proprietary Account without the prior consent of the Chief Compliance Officer.

(ii) No Employee may trade in the Securities of the subject company for Client Accounts or for his or her Proprietary Account during any "black-out" period or similar period of trading restrictions established by the subject company and applicable to its directors, officers or consultants.

(C) Gratuities, Entertainment and Favoritism

(1)	Receipt by Employees. An Employee may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from brokers or other companies or persons involved in the securities industry. Limited exceptions to this policy may be made with the approval of the Chief Compliance Officer, and the following items may be accepted from brokers or vendors without the permission of the Chief Compliance Officer, so long as the Employee adheres to the following guidelines: (i) breakfast or lunch provided at the Firm is permissible; (ii) flowers or food and/or wine baskets for the Firm generally are permissible; (iii) occasional gifts with a face value of $100 or less (for example, a bottle of wine) are permissible. Employees must report to the Chief Compliance Officer any gift in excess of $100 before the Employee accepts it, and the Chief Compliance Officer may require the Employee to return such a gift. The Chief Compliance Officer will record any approved gift in a gift log.

Reasonable entertainment (for example, a meal, a round of golf or tickets to a sporting event) provided by vendors or brokers on occasion are permissible if a representative of that vendor or broker attends the event. However, travel expenses offered by the vendor or broker (such as airfare or hotel accommodations) generally are not permitted. If you are uncertain as to the reasonableness of the entertainment, you should discuss the matter in advance with the Chief Compliance Officer.

(2)	From Employees. An Employee may not offer or give any gift, favor, preferential treatment or other valuable consideration of any kind in connection with the Firm's business, except for occasional and reasonable gifts and entertainment (if the Employee is present). Employees must report any payment (including each gift and all entertainment) made in connection with the Firm's business to a labor organization (including any union-affiliated pension plan (a "Taft-Hartley Plan")) and its officers, agents, shop stewards, employees or other representatives (such as union-appointed trustees). The Chief Compliance Officer must track all such payments by the Firm and its Employees to such persons (even if the Firm does not reimburse the Employee for such payments) and report to the Department of Labor aggregate payments to any such person over a calendar year that exceed $250.

(3)	Foreign Governments and their Instrumentalities. The Foreign Corrupt Practices Act ("FCPA") prohibits the direct or indirect giving of, or a promise to give, "things of value" in order to corruptly obtain a business benefit from an officer, employee, or other "instrumentality" of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an "instrumentality" of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be "instrumentalities" of a foreign government. Civil and criminal penalties for violating the FCPA can be severe, so Employees should consult with the Chief Compliance Officer prior to giving any gifts or entertainment to individuals or entities who may be affiliated with foreign governments.

(D) Reporting Illegal or Unethical Behavior; Mandatory Reporting of Violations

Employees are encouraged to report to management any suspected illegal or unethical conduct on the part of other Employees of which they become aware or any situations in which they are concerned about the "best course of action". Moreover, Employees must report promptly any violation of this Code or actual illegal conduct on the part of other Employees of which they become aware to the Chief Compliance Officer. Reports may be anonymous. Neither the Firm nor any Employee may retaliate against anyone who makes such a report. Any such retaliation is grounds for discipline or sanction, including immediate dismissal.

Section XI Administration and Review of the Code and Other Items

(A) The administration of this Code shall be the responsibility of the Chief Compliance Officer.

(B) The duties of the Chief Compliance Officer are as follows:

(1)	The Chief Compliance Officer will continuously maintain a current list of the names of all Employees.

(2)	The Chief Compliance Officer will provide each Employee with a copy of the Code (and any amendments) and inform each Employee of his or her duties and obligations hereunder. Each Employee must acknowledge receipt of the Code and amendments thereto.

(3)	The Chief Compliance Officer will obtain the Initial and Annual Certifications, the initial and annual holdings reports and the Quarterly Transaction Reports and brokerage confirmations and statements from Employees. The Chief Compliance Officer will periodically review and assess holdings reports, transaction reports and brokerage confirmations and statements for, among other things, consistency with pre-clearance forms and client transactions.

(4)	The Chief Compliance Officer will maintain or supervise the maintenance of all records and reports required to be kept by the Firm pursuant to the Code.

(5)	If the Chief Compliance Officer determines that a violation of this Code has occurred, he or she will advise management of the Firm and will in consultation with management (and counsel as necessary) impose such sanctions as may be appropriate, including disgorgement of profits, censure, suspension or termination of the employment of the violator. All material violations of the Code and any sanctions imposed as a result thereto will be maintained as part of the Firm's records as specified below in Section X(C).

(C) The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

(1)	A copy of each Code that has been in effect at any time during the past five years;

(2)	A record of any violation of the Code(s) described in (C)(1), above and of any action taken as a result of such violation for a period of not less than five (5) years from the end of the fiscal year in which the violation occurred;

(3)	A copy of all written acknowledgements of the receipt of the Code and amendments for each Employee who is currently, or within the past five years was, an Employee (these records must be kept for five years after the individual ceases to be an Employee);

(4)	A copy of each report made by an Employee and brokerage confirmations and statements submitted on behalf of an Employee for a period of not less than five (5) years from the end of the year in which such report, confirmation or statement was made or submitted;

(5)	a list of the names of persons who are currently, or within the past five years were, Employees (or otherwise subject to the Code).

(6)	A record of any decision and supporting reasons for approving the acquisition of Securities by an Employee, including decisions relating to investments in initial public offerings and limited offerings; and

(7)	A record of persons responsible for reviewing reports and copies of reports provided pursuant to Section X(F).

(8)	A list of all Contributions made to Officials including any payments made to state or local political parties and political action committees. The list must be maintained in chronological order identifying (a) each contributor and recipient, (b) the amount and date of each Contribution or payment and (c) whether a Contribution was subject to the exception for certain returned Contributions provided under Rule 206(4)-5 under the Advisers Act (that is, a Contribution that is excepted because (i) the Contribution was made to an Official for whom the Covered Associate could not vote, (ii) the Firm discovered the Contribution within four months of the date it was made, (iii) the Contribution did not exceed an aggregate of $350 to any Official in one election and (iv) such Contribution was returned to the Covered Associate within sixty days of the Firm's discovery).

(9)	A list of all Covered Associates.

(10)	A list of (a) all Government Entities to which the Firm has provided advisory services in the past five years and (b) all Government Entities that are currently invested, or were invested, in the past five years in a Covered Investment Pool managed by the Firm, including any Government Entity that selects a Covered Investment Pool managed by the Firm to be an option of a plan or program of a Government Entity, such as a 529, 457 or 403(b) plan.

(D) The Chief Compliance Officer may delegate to one or more other officers or employees of the Firm such responsibilities of the Chief Compliance Officer as he or she may deem appropriate; provided, that it shall be the responsibility of the Chief Compliance Officer to supervise the performance by such persons of the responsibilities that have been delegated to them.

(E) The Board of Directors/Trustees of any registered investment company advised or sub-advised by the Firm must approve this Code and any material amendments to this Code.

(F) Annual Review

The Chief Compliance Officer will review annually this Code to determine its adequacy and effectiveness and prepare a written report that describes any issues arising under the Code since the last report, including information about material violations of the Code and sanctions imposed in response to such violations. The report must include a discussion of whether any waivers that might be considered important by the Board were granted during the period. The report must also certify that the Firm has adopted procedures reasonably necessary to prevent "access persons" (i.e., supervised persons of the Firm who: (i) have access to nonpublic information regarding any clients' purchase or sale of Securities, or nonpublic information regarding portfolio holdings of any fund the Firm or its control affiliates manage, or (ii) are involved in making Securities recommendations to clients, or have access to such recommendations that are nonpublic) from violating the Code.

EXHIBIT A

REQUEST FOR PERMISSION TO ENGAGE IN PERSONAL TRANSACTION

Name:
Date of Request:

Details of Proposed Transaction:
Circle Purchase or Sale	Purchase/Sale
Date of Transaction
Indicate Name of Issuer and
Symbol
Type of Security (e.g., Note,
Common Stock, Preferred Stock)
Quantity of Shares or Units
Price per Share/Unit
Approximate Dollar Amount
Account for which Transaction
Will Be Made
Name of Broker

You may execute the proposed transaction described above no later than the response date below (or, in the case of an investment in a private placement, no later than two weeks from the response date below).

You may not execute the proposed transaction.

Reason for Decision [required for decision on requests regarding IPOs/restricted securities]

Authorized Signature

Date of Response:

EXHIBIT B

QUARTERLY TRANSACTION REPORT

I certify that this report, together with the confirmations and statements for any Proprietary Account(s) as to which I have arranged for the Chief Compliance Officer to receive duplicate confirmations and statements, identifies all transactions during the calendar quarter in which I acquired or disposed of any Security in which I had or have any direct or indirect Beneficial Ownership that are required to be reported by me pursuant to the Code. (If no such transactions took place write "NONE".) Use reverse side if additional space is needed.

PURCHASES AND ACQUISITIONS

	No. of		Purchase
	Shares or		Price Per
	Principal		Share or		Executing
Date	Amount	Name of Security	Unit	Account	Broker

SALES AND OTHER DISPOSITIONS

No. of
	Shares or		Sale Price
	Principal		Per Share		Executing
Date	Amount	Name of Security	or Unit	Account	Broker

Date Completed:	Signature:
Print Name:

EXHIBIT C

FORM OF INITIAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

I have read and understand the Code of Ethics (the " Code") of Breakwater Group Distribution Services, L.L.C. ("Breakwater" or the "Firm"), a copy of which has been provided to me, and any other policies and procedures that the Firm has provided to me (such as the Firm's employee manual). I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein. In particular, without limiting the foregoing, I certify that I have:

●

disclosed to the Firm the existence and location of all securities and commodities trading accounts (including IRA accounts and other retirement accounts) in which I have, or my spouse, any of my minor children, any relative or relatives or other persons living with me (regardless of family relationship or marital status) and any other person to whom I contribute support has, any Beneficial Ownership (as defined in the Code), over which any of such persons exercises control or provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of securities (see Section VIII of the Code);

●

disclosed to the Firm all transactions in such accounts through the date of this certification (for example, by providing duplicates of all brokerage statements to the Firm) (see Section VIII of the Code);

●	notified the Chief Compliance Officer of any outside activities that require advance approval (see Section X of the Code);
●	complied with the Firm's policies regarding gifts (including obtaining approval for gifts or entertainment when required by those policies) (see Section X of the Code);
●	reviewed and complied with the Firm's policies regarding insider trading (see Section V of the Code);
●	disclosed to the Firm all Contributions as required and confirm that I have requested and received all required approvals for each such Contribution made during this period (see Section VII); and
●

not conducted substantive Firm business through personal emails accounts, personal instant messaging accounts or texts of any kind and confirmed that my computer, laptop, cell phone, PDA or other device that contains Firm information is password protected.

If any such information is incomplete or inaccurate, I have attached to this certificate all documents and information necessary to update or correct any previous disclosures.

Signed:

Print Name:
Date:

EXHIBIT D

FORM OF CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

I have read and understand the Code of Ethics (the "Code") of Breakwater Group Distribution Services, L.L.C. ("Breakwater" or the "Firm"), a copy of which has been provided to me, and any other policies and procedures that the Firm has provided to me (such as the Firm's employee manual), or the date of my most recent Certificate of Compliance, whichever is later. I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein. In particular, without limiting the foregoing, I certify that I have:

●

disclosed to the Firm the existence and location of all securities and commodities trading accounts (including IRA accounts and other retirement accounts) in which I have, or my spouse, any of my minor children, any relative or relatives or other persons living with me (regardless of family relationship or marital status) and any other person to whom I contribute support has, any Beneficial Ownership (as defined in the Code), over which any of such persons exercises control or provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of securities (see Section VIII of the Code);

●

disclosed to the Firm all transactions in such accounts through the date of this certification (for example, by providing duplicates of all brokerage statements to the Firm) (see Section VIII of the Code);

●	notified the Chief Compliance Officer of any outside activities that require advance approval (see Section X of the Code);
●	complied with the Firm's policies regarding gifts (including obtaining approval for gifts or entertainment when required by those policies) (see Section X of the Code);
●	reviewed and complied with the Firm's policies regarding insider trading (see Section V of the Code);
●	Disclosed to the Firm all Contributions as required and confirm that I have requested and received all required approvals for each such Contribution made during this period (see Section VII); and
●

not conducted substantive Firm business through personal emails accounts, personal instant messaging accounts or texts of any kind and confirmed that my computer, laptop, cell phone, PDA or other device that contains Firm information is password protected.

If any such information is incomplete or inaccurate, I have attached to this certificate all documents and information necessary to update or correct any previous disclosures.

Signed:

Print Name:
Date:

EXHIBIT E

FORM OF CERTIFICATE OF NON-DISCRETIONARY ACCOUNT STATUS

[DATE]

[Breakwater Group Distribution Services, LLC] (the "Firm")
350 Madison Avenue
New York, NY 10017
Attention:     [Greg Jakubowsky, Chief Compliance Officer]

Ladies and Gentlemen:

I have been requested to send you this letter relating to the securities trading account or accounts (the "Accounts") that [INSERT NAME OF EMPLOYEE] ("Employee") [add, if necessary: and the following Family Members1 of the Employee, [INSERT NAMES OF FAMILY MEMBERS, IF APPLICABLE] maintain with [NAME OF BROKERAGE/ ADVISORY FIRM]. I understand that the Firm will rely on this statement to monitor compliance with the Code of Ethics of Breakwater Group Distribution Services, L.L.C. and the personal trading policies and procedures set forth therein.

I hereby certify that, since [INSERT EMPLOYEE'S EMPLOYMENT DATE WITH BREAKWATER], none of Employee or Employee's Family Members maintains or has any direct or indirect investment influence or control over the Accounts. Additionally, since that date, our firm has not executed any transactions in any securities in the Accounts at the instruction of Employee or any of Employee's Family Members.

[NAME OF BROKERAGE/ADVISORY FIRM]
By:
Print Name:
Title:

____________________

[1]

For purposes of this letter a “"Family Member" of an Employee, means his or her spouse, minor children and any relative or other person living with him or her (regardless of family relationship or marital status) and any other person to whom he or she contributes support.

EXHIBIT F

FORM OF HOLDINGS REPORT

[Breakwater Group Distribution Services, LLC] (the "Firm")
350 Madison Avenue, 9th Floor
New York, NY 10017
Attention:     [Greg Jakubowsky, Chief Compliance Officer]

Ladies and Gentlemen:

Attached are complete and accurate lists of all accounts with any brokerage firm or financial institution held in my name or the name of any of my spouse, my minor children, relatives or other persons living with me and any other persons to whom I contribute support, or in which any such person has Beneficial Ownership (as defined in the Code of Ethics of Breakwater Group Distribution Services, L.L.C. (the "Code of Ethics")). These accounts hold each security in which I have, or my spouse, any of my minor children, any relative or relatives or other persons living with me and any other person to whom I contribute support has, any Beneficial Ownership, over which any of such persons exercises control, with respect to which any of such persons provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of securities.

I understand that you require this list to monitor my compliance with the Code of Ethics. I agree to notify the Firm and obtain its consent before opening any new account that is within the description above. I agree to request that all brokerage firms or other financial institutions identified on the attachment furnish the Firm with copies of brokerage statements and trade confirmations and any other information concerning activity in any of the listed accounts.

This information is correct and complete as of ___________, 20__.

Signed:

Print Name:
Date:

LIST OF SECURITIES AND COMMODITIES ACCOUNTS
AS OF _____________, 20__

FOR
_______________________________
[Name of Employee]

Registered in the Name of:	Financial/Brokerage Institution	Account Number

If none, initial here: ___

EXHIBIT G

CONTRIBUTIONS DISCLOSURE

Breakwater Group Distribution Services, L.L.C.
350 Madison Avenue
New York, NY 10017
Attention:     Greg Jakubowsky

Capitalized terms used herein and are defined in the Code of Ethics (the "Code") of Breakwater Group Distribution Services, L.L.C. ("Breakwater" or the "Firm").

I am either a current Employee of the Firm who recently received the Firm's "pay-to-play" policy or a newly hired Employee.

Check One:

☐ Attached is a complete and accurate list of all Contributions that I have made in the previous two years (but not prior to March 14, 2011).

☐ I am a New Employee and the CCO has determined that I will not solicit clients. Attached is a complete and accurate list of all Contributions that I have made in the previous six months.

I understand that you require this list to monitor my compliance with the Code. I agree to notify the Firm and obtain its consent before making any new Contributions.

This information is correct and complete as of ___________, 20__.

Signed:

Print Name:
Date:

LIST OF CONTRIBUTIONS
AS OF _____________, 20__

FOR
_______________________________
[Name of Employee]

Date of Contribution	Recipient of Contribution and	Amount of Contribution
Office or Position for which
Candidate is Running

If none, initial here: _____________.

EXHIBIT H

CONTRIBUTIONS REQUEST

Name:
Date of Request:

Capitalized terms used herein and are defined in the Code of Ethics (the "Code") of Breakwater Group Distribution Services, L.L.C. ("Breakwater" or the "Firm").

Details of Proposed Contribution:

Name of person or entity making the Contribution (if other than Employee):

Recipient of Contribution Name:	Title:

Office or position for which the recipient is running:

If the recipient currently holds a government office or position, list that office or position:

Proposed contribution amount (dollar value):	$

If previous contributions have been made to the same candidate in the same election, list the
aggregate amount of all previous contributions:	$

Are you eligible to vote for the candidate?	Yes / No

Intended Date of Contribution:

Signed:

Print Name: